Exhibit 99.2

Investor Update[1]	Issue Date: April 20, 2022
This investor update provides guidance and certain forward-looking statements about United Airlines Holdings, Inc. (the "Company" or "UAL"). The information in this investor update contains the preliminary financial and operational outlook for the Company for second-quarter and full-year 2022, among other items.

	Estimated 2Q 2022	Estimated FY 2022
Capacity vs 2019	~(13%)
Total revenue per available seat mile (TRASM) vs 2019	~17%
Adjusted cost or operating expense per available seat mile (CASM-ex), vs 2019[2]	~16%
Average Aircraft Fuel Price per Gallon[3]	$3.43
Adjusted Capital Expenditures (in billions)[4]		$5.3B
Operating and Adjusted Operating Margin[5]	~10%

Fleet Plan: As of April 18, 2022, the Company's fleet plan was as follows:

	1Q 2022	2Q 2022	3Q 2022	YE 2022
B777-200/300	96	96	96	96
B787-8/9/10	63	63	65	69
B767-300/400	54	54	54	54
B757-200/300	61	61	61	61
B737 MAX	46	48	67	92
B737-700/800/900	329	329	329	329
A319/A320	177	177	177	177
Total Mainline Aircraft	826	828	849	878

50-seat (ERJ-145, CRJ-200, CRJ-550)	262	263	265	265
70-seat (CRJ-700, EMB-170, EMB-175LL)	102	102	102	102
76-seat (EMB-175)	153	153	153	153
Total Regional Aircraft	517	518	520	520
Note: Above figures correspond with current expectations for delivery dates which are subject to change.

1 The guidance provided in this Investor Update reflects our current expectations and our actual results and timing may vary materially based on various factors that include, but are not limited to, those discussed below under "Cautionary Statement Regarding Forward-Looking Statements" and in Part I, Item 1A. Risk Factors, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The guidance also is only effective as of the date given, April 20, 2022, and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance. Management will discuss certain business outlook items during its regularly scheduled quarterly earnings conference call on April 21, 2022. This Investor Update should be read in conjunction with the Company’s earnings release issued in connection with this Investor Update and its filings with the U.S. Securities and Exchange Commission (the “SEC”).
2 CASM-ex (adjusted cost or operating expense per available seat mile) is a non-GAAP measure that excludes fuel, profit sharing, third-party business expense and special charges (credits). We are not providing a target for CASM or a reconciliation for CASM-ex projections to CASM, the most directly comparable GAAP measure, because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.
3 Fuel guidance is based on the Jet A forward curve as of April 11, 2022.
4 Non-GAAP measure that includes property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities. Non-cash capital expenditures are not determinable at this time. Accordingly, United does not provide capital expenditures guidance on a GAAP basis.
5 Adjusted operating margin is a non-GAAP measure and excludes special charges (credits), the nature of which are not determinable at this time. As a result, the company is not providing a target for or a reconciliation to operating margin, the most directly comparable GAAP measure, or for operating margin because the company is unable to predict certain items contained in the GAAP measure without unreasonable efforts.

Cautionary Statement Regarding Forward-Looking Statements
This Investor Update contains statements about the Company’s future fleet, plans, prospects and expected performance that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those in forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021, as updated by its Current Reports on Form 8-K and other filings with the SEC. These documents are available on the SEC’s website, on the Company’s website or from the Company’s Investor Relations group. In addition, the forward-looking statements contained in this Investor Update represent the Company’s opinions only as of the date hereof and should not be relied upon as representing the Company’s opinions as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. In addition, certain forward-looking outlook provided in this Investor Update relies on assumptions about the duration and severity of the COVID-19 pandemic, the timing of the return to a more stable business environment, the volatility of aircraft fuel prices, customer behavior changes and a return in demand for air travel, among other things (together, the "Recovery Process"). If the actual Recovery Process differs materially from the Company’s assumptions, the impact of the COVID-19 pandemic on its business could be worse than expected, and its actual results may be negatively impacted and may vary materially from its expectations and projections. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which the Company bases its expectations may change.

Use of Non-GAAP Financial Information and Financial Guidance
The Company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as information supplemental to the financial measures presented in this Investor Update that are calculated and presented in accordance with GAAP and are presented because management has evaluated the Company’s financial results both including and excluding the adjusted GAAP items and believes that the non-GAAP financial measures presented portray the results of the Company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the Company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the Company’s filings with the SEC and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. The Company encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The Company does not provide a reconciliation of forward-looking measures where the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors or is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company's control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

For further questions, contact Investor Relations at (872) 825-8610 or investorrelations@united.com.

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